Exhibit 12

    INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

     Computation of Ratio of Earnings to Fixed Charges
                     (unaudited)

                   (in thousands)



                                           THREE MONTHS ENDED
                                            May 31,    May 31,
                                              1997       1996
-------------------------------------------------------------
Earnings (loss) before income taxes        $ 2,857    $(1,082)
Plus: Fixed charges (1)                      7,766      6,680
Less: Capitalized interest                      (9)        (9)
-------------------------------------------------------------
Earnings available to cover
  fixed charges                            $10,614    $ 5,589
=============================================================
Ratio of earnings to fixed charges(2)         1.37        .84
=============================================================

(1) Fixed charges consisted of the following:

                                           THREE MONTHS ENDED
                                            May 31,    May 31,
                                              1997       1996
-------------------------------------------------------------
Interest expense, gross                     $5,422     $4,389
Rentals (Interest factor)                    2,344      2,291
-------------------------------------------------------------
  Total fixed charges                       $7,766     $6,680
=============================================================

(2) For the three months ended May 31, 1996 earnings were inadequate to cover fixed charges by $1,091. The deficiency was the result of unusual items. Excluding the unusual items the ratio of earnings to fixed charges would have been 1.38 for the three months ended
    May 31, 1996.